UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015

SKYLINE CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-4714	35-1038277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 743, 2520 By-Pass Road Elkhart, IN 46515

(Address of principal executive offices) (Zip Code)

(574) 294-6521

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

President and Chief Executive Officer Transition

On June 25, 2015, Skyline Corporation (“Skyline” or the “Company”) announced the departure of Bruce G. Page as the President and Chief Executive Officer and as a director of Skyline, each effective as of that same date. Mr. Page has served as President and Chief Executive Officer of Skyline since September 2012, and he has been employed by Skyline since 1969. During his time with Skyline, Mr. Page has served as Director of Operations, Vice President – Operations, and Vice President – Chief Operating Officer.

Also on June 25, 2015, Skyline’s Board of Directors (the “Board”) appointed Richard Florea as Skyline’s new Chief Executive Officer, effective as of July 27, 2015. The Board also elected Mr. Florea as a director of Skyline, effective as of June 25, 2015. Mr. Florea, who is 52 years of age, has been serving as President and Chief Operating Officer for Truck Accessories Group, LLC, a producer of fiberglass caps and tonneaus for light and mid-sized trucks. From 1998 through 2009, he was President and Chief Operating Officer of Dutchmen Manufacturing, Inc., a maker of travel trailers. Mr. Florea was a division sales manager for Skyline from 1994 to 1998.

On June 25, 2015, Skyline issued a press release announcing the departure of Mr. Page and the appointment of Mr. Florea as President and Chief Executive Officer of Skyline. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Employment Agreement with Richard Florea

In connection with Mr. Florea’s appointment, Mr. Florea entered into an Executive Employment Agreement dated June 25, 2015 with Skyline (the “Employment Agreement”). The term of the Employment Agreement continues until May 31, 2017, and upon expiration of the initial term the Employment Agreement will automatically renew for successive one-year periods unless one of the parties gives 60-day prior notice of termination to the other party or the agreement is earlier terminated in accordance with its terms. The Employment Agreement provides Mr. Florea with an annual base salary of $360,000, and he will be eligible to receive an annual performance bonus for each of Skyline’s fiscal years in an amount up to 50% of his base salary based on the achievement of certain financial and operational goals for Skyline and Mr. Florea as established by the Board. Each annual performance bonus to which Mr. Florea becomes entitled will be paid by August 15 following the fiscal year for which the bonus is due. Additionally, Mr. Florea will be granted options to purchase 200,000 shares of Skyline common stock under a new omnibus equity incentive plan adopted by Skyline (described below). The option grant will be subject to the terms and conditions of an award agreement, which will provide that the options will vest in five annual installments of 40,000 options each. Mr. Florea also will be entitled to participate in the medical, life and disability insurance plans, retirement plans, and other employee benefit plans and policies as established by Skyline from time to time upon the same terms as available to other executive officers of Skyline.

The award of options to Mr. Florea is subject to the new stock incentive plan being approved by our shareholders and otherwise subject to the terms and conditions of the Plan. Because the option award is an inducement to enter into employment, if shareholders do not approve the 2015 Plan when it is submitted to them, Skyline has agreed that, consistent with NYSE MKT Listing Rule 711, we will grant a non-qualified option to Mr. Florea pursuant to a separate award agreement containing the same terms and conditions as those described above.

Under the Employment Agreement, Mr. Florea is entitled to receive severance benefits if his employment is terminated under certain circumstances. In this regard, if Skyline terminates Mr. Florea’s employment without “Cause” (as defined in the Employment Agreement) in contemplation of a “Change in Control” (as defined in the Employment Agreement) or without Cause within six months after the occurrence of a Change in Control, then he will be entitled to the following severance benefits: (i) his then-current base salary for a 18-month period; and (ii) all stock options granted to Mr. Florea (as described in the preceding paragraph) will immediately vest. These severance benefits will payable to Mr. Florea in equal quarterly installments with the first installment payable on the first day of the seventh month after the date on which his employment was terminated. However, if Mr. Florea accepts other employment or other consulting engagements within the above-referenced 18-month severance period, his remaining severance payments will be reduced by the total amount of the base salary earned by or paid to Mr. Florea in connection with his subsequent employment or engagement.

If the Employment Agreement is terminated for any reason other than in connection with a Change in Control as described in the preceding paragraph, Mr. Florea will receive his earned but unpaid base salary through the date of termination, any reimbursable business expenses, and any accrued but unpaid vested amounts under any of Skyline’s employee benefit plans, and if the termination was without “Cause”, severance payments equal to his then-current base salary for a 9-month period.

In addition, Mr. Florea is bound by noncompetition provisions that restrict him from competing with Skyline for 9 months following the termination of his employment with Skyline, except that in the event of termination of his employment without Cause in contemplation of or within six months after a Change of Control, the noncompetition period shall be 18 months (i.e.: the same period in which he would be entitled to severance payments in those circumstances). Mr. Florea also is subject to nonsolicitation restrictions with respect to Skyline’s customers and employees for the same period. Finally, Mr. Florea is subject to confidentiality provisions protecting Skyline’s confidential business information from unauthorized disclosure.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Other than pursuant to his Employment Agreement, Mr. Florea was not selected as President and CEO pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Florea and any of Skyline’s other directors or executive officers. Since the beginning of Skyline’s last fiscal year, there has been no transaction or any currently proposed transaction, in which Skyline was or is to be a participant and in which Mr. Florea or any of his immediate family members had or will have a direct or indirect material interest, required to be disclosed under Item 404(a) of Regulation S-K.

Adoption by our Board of the 2015 Stock Incentive Plan

Effective June 25, 2015, our Board of Directors adopted the Skyline Corporation 2015 Stock Incentive Plan (the “2015 Plan”). The 2015 Plan allows us to grant stock options and other equity awards to our directors, officers, employees, and eligible independent contractors. The purpose of the 2015 Plan is to enhance our long-term shareholder value by offering opportunities to our directors, officers, employees, and eligible independent contractors to acquire and maintain stock ownership in Skyline providing them with an increased incentive to work for our success and to enable Skyline to attract and retain capable employees, directors and independent contractors. The 2015 Plan is administered, and the specific terms of awards will be determined, by the Compensation Committee of our Board of Directors. The 2015 Plan is subject to approval by our shareholders.

A total of 700,000 shares of our common stock are available for issuance under the 2015 Plan. Awards under the plan may be in the form of:

•	Incentive Stock Options intended to be qualified under Section 422 of the Internal Revenue Code

•	Non-qualified Stock Options (that are not intended to be so qualified)

•	Restricted Stock (awarded subject to risk of forfeiture)

•	Stock Appreciation Rights (representing the right to receive value based on appreciation in the value of shares following the date of an award)

•	Restricted Stock Units (representing the right to receive value based on the fair market value of a number of shares)

•	Performance Awards (representing the right to receive value based on achievement of prescribed performance goals)

Stock Appreciation Rights, Restricted Stock Units and Performance Awards may be paid in cash, stock or a combination of the two. Options awarded under the 2015 Plan shall not have a term longer than 10 years following the date of grant. Awards granted under the 2015 Plan are non-transferable, other than by will or the laws of descent and distribution or a qualified domestic relations order. If an award expires, terminates or is canceled, the shares of our common stock not issued or forfeited thereunder shall again be available for issuance under the 2015 Plan. The 2015 Plan contains other terms and conditions customary for omnibus equity award plans of this type.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 25, 2015, the Company’s Board approved amended and restated by-laws of Skyline (the “Amended By-Laws”) to be effective as of June 25, 2015 to effectuate various updates to the by-laws and in response to developments in corporate governance law and practice. The material changes included in the Amended By-Laws accomplish the following:

•	Clarify the location of Skyline’s principal office and other offices (changes to Article I, Sections 4 and 5).

•	Update and clarify the provisions governing the issuance of share certificates, the original stock register or transfer book of the Company, the process for dealing with lost or stolen share certificates, shareholder addresses, and uncertificated shares (changes to Article II, Sections 3 through 7).

•	Clarify the processes by which notice of annual and special shareholders’ meetings will be provided, shareholder voting at meetings, requirements for proxies, and the ability of the Board to adjourn a shareholders’ meeting in order to obtain a quorum (changes to Article III, Sections 3 through 7).

•	Add a new provision to permit shareholders to taken action by written consent, as permitted under the Indiana Business Corporation Law (“IBCL”) (new Section 9 of Article III).

•	Add a new provision for the preparation of a shareholder list before each meeting of shareholders, in accordance with the requirements of the IBCL (new Section 10 of Article III).

•	Expand the by-laws to require shareholders provide advance notice to the Company of shareholder proposals and other business to be considered at shareholders’ meetings (new Section 11 of Article III), advance notice of shareholder nominations for director elections at annual shareholders’ meetings (new Section 12 of Article III), as well as the information required to be submitted by shareholders in connection with any shareholder proposal or director nomination, and delineating the director qualifications that the Nominating and Governance Committee of the Board must consider in assessing whether any proposed director nominee should be considered for membership on the Board (new Section 12(b) of Article III).

•	Clarify the process by which directors may resign from the Board (changes to Article IV, Section 3).

•	Update the provisions relating to waivers of notices and quorum requirements for Board meetings (changes to Article IV, Section 7 and 8).

•	Clarify and update the Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee composition and qualification requirements consistent with the current listing standards of the NYSE MKT (changes to Article IV, Sections 12 through 14).

•	Add a provision governing the election of the Company’s officers by the Board (new Section 2 of Article V).

•	Clarify the duties and responsibilities of the Secretary of the Company (new Section 5 of Article V).

•	Add provisions regarding the maintenance of the Company’s stock record book (new Section 3 of Article VI) and the process for shareholder inspection of corporate records (new Section 4 of Article VI).

•	Clarify the method in which the Board may fix record dates for shareholders’ meetings (new Section 5 of Article VI).

•	Add new provisions regarding the authority to sign and execute checks, drafts, deeds, notes, bonds, mortgages, contracts, and other material documents of the Company, and the sale, transfer, and voting of stock of other corporations owned by Skyline (new Article VII).

•	Add provisions providing for the indemnification of directors and officers in accordance with Chapter 37 of the IBCL (new Section 1 of Article VIII).

•	Add a provision delineating the exclusive forum for the adjudication of certain claims brought against or in the name of the Company, in accordance with Section 23-1-22-2 of the IBCL (new Section 2 of Article VIII).

The foregoing description of the changes reflected in the Amended By-Laws is a summary and is qualified in its entirety by reference to the full text of the Amended By-Laws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated By-Laws of Skyline Corporation (Amended and Restated as of June 25, 2015).

10.2	Executive Employment Agreement dated June 25, 2015 between Richard Florea and Skyline Corporation.

99.1	Press Release dated June 25, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYLINE CORPORATION

Date: June 30, 2015

	By:	/s/ Jon S. Pilarski

Jon S. Pilarski
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated By-Laws of Skyline Corporation (Amended and Restated as of June 25, 2015).

10.2	Executive Employment Agreement dated June 25, 2015 between Richard Florea and Skyline Corporation.

99.1	Press Release dated June 25, 2015.